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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

June 19, 2002

For media information, please contact:
J. Donald Boggus, Jr. (706) 692-2424

                            CRESCENT BANKING COMPANY
                   251 Hwy 515, P.O. Box 668, Jasper, GA 30143
                (706) 692-2424, (800) 872-7941, Fax (706)692-6820
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                            CRESCENT BANKING COMPANY
                             ANNOUNCES COMPLETION OF
                     SALE OF 555,555 SHARES OF COMMON STOCK

         Crescent Banking Company, Jasper, Georgia (Nasdaq Small Cap: "CSNT") ("Crescent" or the "Company"), announced today that it had completed the offering and sale of 555,555 shares of its common stock at an offering price of $13.50 per share. The shares were offered and sold pursuant to the Company's public offering which commenced on May 8, 2002.

         The Company received net proceeds from the offering of approximately $7.3 million. The Company presently expects to retain approximately $3.0 million of the proceeds to improve its capital ratios for banking regulatory purposes and to use approximately $2.6 million to repay amounts outstanding under its line of credit with The Bankers Bank. The Company presently expects to use the remaining approximately $1.7 million of net proceeds for working capital, future growth and potential acquisitions, and other general corporate purposes.

         Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia, with total consolidated assets of approximately $406.3 million and consolidated shareholder's equity of $24.8 million as of March 31, 2002. The Company had 1.9 million shares of common stock outstanding at March 31, 2002. The Company's common stock is listed on the Nasdaq SmallCap Market under the symbol "CSNT."

         Certain statements in this release may constitute forward-looking statements for purposes of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company's annual report on Form 10-K for the year ended December 31, 2001, under "Special Cautionary Notice Regarding Forward Looking Statements," and otherwise in the Company's SEC reports and filings.

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         This press release does not constitute an offer to sell, or a solicitation of an offer to buy, shares of the Company's common stock.